Exhibit 99.1

Argan, Inc. Reports Second Quarter Fiscal 2024 Results

September 6, 2023 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its second quarter of fiscal year 2024, ended July 31, 2023. The Company will host an investor conference call today, September 6, 2023, at 5 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	July 31,
For the Quarter Ended:	2023	2022	Change
Revenues	$141,349	$118,110	$23,239
Gross profit	23,742	24,387	(645)
Gross margin %	16.8%	20.6%	(3.8)%
Net income	$12,767	$4,222	$8,545
Diluted per share	0.94	0.30	0.64
EBITDA	17,945	14,888	3,057
Cash dividends per share	0.25	0.25	—

	July 31,
For the Six Months Ended:	2023	2022	Change
Revenues	$245,024	$218,387	$26,637
Gross profit	37,966	44,125	(6,159)
Gross margin %	15.5%	20.2%	(4.7)%
Net income	$14,876	$11,707	$3,169
Diluted per share	1.10	0.80	0.30
EBITDA	21,594	25,621	(4,027)
Cash dividends per share	0.50	0.50	—

	July 31,	January 31,
As of:	2023	2023	Change
Cash, cash equivalents and investments	$346,415	$325,458	$20,957
Net liquidity (1)	239,526	236,199	3,327
Share repurchase treasury stock, at cost	92,329	88,641	3,688
Project backlog	824,000	822,000	2,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Our second quarter performance reflected increased momentum as demonstrated by significant revenue growth, improved bottom line profitability and continuing strength in our balance sheet. During the quarter we were pleased to see our consolidated gross margin percentage return to a range more in line with expected levels based on our revenue mix. Backlog at the close of the second quarter is the third straight quarter in excess of $0.8 billion as new contracts continue to offset the conversion of existing backlog into revenue. For example, APC received full notice to proceed with the Shannonbridge Power Project in Ireland, which upon completion, will contribute to the availability of reliable electricity supply throughout Ireland during critical situations and emergencies. Additionally, Gemma has received limited notices to proceed on three solar and battery projects in Illinois representing a combined 160 MW of electrical power and 22 MW of energy storage. Both projects demonstrate the growing diversity of our backlog and our leadership position as a full-service partner in the planning and construction of all types of power facilities. Our pipeline is strong and we’re energized by the opportunities we’re seeing related to marketplace recognition of our capabilities related to both traditional and renewable power resources.”

Second Quarter Results

Consolidated revenues for the quarter ended July 31, 2023 were $141.3 million, an increase of $23.2 million, or 19.7%, from consolidated revenues of $118.1 million reported for the comparable prior year period. The Company experienced increased revenues at several projects, including the Shannonbridge Power Project, the Trumbull Energy Center, a large combined cycle, gas-fired power plant under construction near Lordstown, Ohio, the three ESB FlexGen peaker plants being built in Dublin, Ireland; and the Kilroot Power Station under construction near Belfast in Northern Ireland. The increase in revenues were partially offset by decreased revenues at the Guernsey Power Station and the Maple Hill Solar energy facility, as those projects are generally near or at completion.

For the three-month period ended July 31, 2023, Argan reported consolidated gross profit of approximately $23.7 million, which represented a gross profit percentage of approximately 16.8% of corresponding consolidated revenues. This was a decrease from gross profit percentage of approximately 20.6% for the three-month period ended July 31, 2022, primarily due to change in the Company’s revenue mix.

Selling, general and administrative expenses declined by $0.5 million, to $10.5 million for the quarter ended July 31, 2023, from $11.0 million in the comparable prior year period.

For the quarter ended July 31, 2023, Argan achieved net income of $12.8 million, or $0.94 per diluted share, compared to $4.2 million, or $0.30 per diluted share, for last year’s comparable quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended July 31, 2023 was $17.9 million compared to $14.9 million in the same period of last year. These results benefitted from an increase in earnings on our invested funds as yields between periods increased meaningfully and from a reduction in income tax expense between periods due to the unfavorable research and development credits adjustment recorded in the prior year quarter.

First Six Months Results

Consolidated revenues for the six months ended July 31, 2023 were $245.0 million, an increase of $26.6 million, or 12.2%, from consolidated revenues of $218.4 million reported for the comparable prior year period, with the improvement primarily due to the growth in revenues for the second quarter of the current year.

For the six months ended July 31, 2023, consolidated gross profit declined to approximately $38.0 million, or consolidated gross margin of 15.5% compared to consolidated gross profit of $44.1 million or consolidated gross margin of 20.2% reported for the six months ended July 31, 2022. The decline in gross profit was primarily due to the change in the mix of major projects for the six months ended July 31, 2023.

Selling, general and administrative expenses declined slightly to $21.1 million for the six months ended July 31, 2023, from $21.6 million incurred in the comparable prior year period.

For the six months ended July 31, 2023, Argan achieved net income of $14.9 million, or $1.10 per diluted share, versus net income of $11.7 million, or $0.80 per diluted share, for last year’s comparable period. EBITDA for the six months ended July 31, 2023 was $21.6 million compared to $25.6 million in the same period of last year. These results, reflect the reduction in consolidated gross profit between periods, offset by an increase in earnings on our invested funds and the reduction in income tax expense between periods due to the aforementioned research and development credits adjustment recorded in the prior year.

As of July 31, 2023, cash and liquid investments totaled $346 million and balance sheet net liquidity was $240 million; furthermore, the Company had no debt.

Share Repurchase Program

During the quarter ended July 31, 2023, the Company repurchased 77,132 shares of common stock at a cost of $3.1 million. Since the start of the program to repurchase shares of our common stock which began in November 2021, the Company has repurchased approximately 2.6 million shares of common stock, or approximately 16% of its outstanding shares at that time, at a cost of approximately $95.3 million, under the $125.0 million share repurchase plan authorized by the Company’s board of directors.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, September 6, 2023, at 5 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 405007. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/48950

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center/. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until September 20, 2023, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 48950. A replay of the webcast can be accessed until September 6, 2024.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2023	2022	2023	2022
REVENUES	$141,349	$118,110	$245,024	$218,387
Cost of revenues	117,607	93,723	207,058	174,262
GROSS PROFIT	23,742	24,387	37,966	44,125
Selling, general and administrative expenses	10,501	10,984	21,092	21,559
INCOME FROM OPERATIONS	13,241	13,403	16,874	22,566
Other income, net	4,118	505	3,489	1,100
INCOME BEFORE INCOME TAXES	17,359	13,908	20,363	23,666
Income tax expense	4,592	9,686	5,487	11,959
NET INCOME	12,767	4,222	14,876	11,707
Foreign currency translation adjustments	(185)	(687)	255	(1,951)
Net unrealized losses on available-for-sale securities	(683)	—	(720)	—
COMPREHENSIVE INCOME	$11,899	$3,535	$14,411	$9,756

NET INCOME PER SHARE
Basic	$0.95	$0.30	$1.11	$0.81
Diluted	$0.94	$0.30	$1.10	$0.80

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,403	14,134	13,408	14,516
Diluted	13,542	14,247	13,544	14,616

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$0.50	$0.50

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	July 31,	January 31,
	2023	2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$204,799	$173,947
Investments	141,616	151,511
Accounts receivable, net	44,532	50,132
Contract assets	20,747	24,778
Other current assets	43,438	38,334
TOTAL CURRENT ASSETS	455,132	438,702
Property, plant and equipment, net	10,457	10,430
Goodwill	28,033	28,033
Intangible assets, net	2,413	2,609
Deferred taxes, net	3,910	3,689
Right-of-use and other assets	5,763	6,024
TOTAL ASSETS	$505,708	$489,487

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$31,530	$56,375
Accrued expenses	67,620	49,867
Contract liabilities	116,456	96,261
TOTAL CURRENT LIABILITIES	215,606	202,503
Noncurrent liabilities	5,066	6,087
TOTAL LIABILITIES	220,672	208,590

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued;13,353,653 and 13,441,590 shares outstanding at July 31, 2023 and January 31, 2023, respectively	2,374	2,374
Additional paid-in capital	162,323	162,208
Retained earnings	216,009	207,832
Less treasury stock, at cost – 2,474,636 and 2,386,699 shares at July 31, 2023 and January 31, 2023, respectively	(92,329)	(88,641)
Accumulated other comprehensive loss	(3,341)	(2,876)
TOTAL STOCKHOLDERS’ EQUITY	285,036	280,897
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$505,708	$489,487

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATIONS TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	July 31,
	2023	2022
Net income, as reported	$12,767	$4,222
Income tax expense	4,592	9,686
Depreciation	488	747
Amortization of intangible assets	98	233
EBITDA	$17,945	$14,888

	Six Months Ended
	July 31,
	2023	2022
Net income, as reported	$14,876	$11,707
Income tax expense	5,487	11,959
Depreciation	1,035	1,556
Amortization of intangible assets	196	399
EBITDA	$21,594	$25,621